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                                                                    EXHIBIT 99.1



                       AMB PROPERTY CORPORATION CLOSES ON
                  5.5 MILLION SQUARE FEET INDUSTRIAL PORTFOLIO

SAN FRANCISCO--(BUSINESS WIRE)--Jan. 6, 1998--AMB Property Corporation ("AMB") (NYSE:AMB), today reported the closing of a national industrial portfolio purchased from CP Institutional Partners I, Inc. on December 31, 1997. This previously announced $215 million acquisition includes 36 warehouse buildings totaling approximately 5.5 million square feet of space. AMB believes this is one of the largest industrial property acquisitions completed in 1997.

"The acquisition of this portfolio supports AMB's strategy for growth through acquisitions, and for building our national industrial warehouse company with strategic positions in key hub and regional distribution markets," said Hamid Moghadam, AMB's President and CEO.

With this purchase, AMB increased its local presence in nine of the Company's existing markets: Baltimore/Washington D.C., Boston, Chicago, Dallas, Los Angeles, Northern New Jersey, Orlando, San Francisco Bay Area, and Seattle; and gained presence in two important new target markets: Cincinnati and Columbus.

AMB Property Corporation is a national real estate operating company focusing on industrial properties and community shopping centers. AMB owns and operates over 390 buildings totaling 43.6 million square feet of space in 26 markets nationwide. The Company went public on November 21, 1997.

Forward-looking statements and comments in this press release are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. Such statements relating to, among other things, events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, growth, results of operations and financial position are not guarantees of future performance and are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks are discussed in the Company's Registration Statement on Form S-11, as amended, filed with the Securities and Exchange Commission and declared effective on November 20, 1997.

CONTACT: Jean C. Hurley of AMB Property Corporation, 415-394-9000.